Exhibit 10.7

Base Salaries of Named Executive Officers of the Registrant

As of September 30, 2005, the following are the base salaries (on an annual basis) of the named executive officers (as defined in Item 402 (a)(3) of Regulation S-K) of Old Point Financial Corporation:

Robert F. Shuford Chairman, President & Chief Executive Officer Old Point Financial Corporation	$225,000
Louis G. Morris Executive Vice President/OPNB Old Point Financial Corporation	$190,000
Cary B. Epes Senior Vice President/Business Development & Lending Old Point Financial Corporation	$136,000
Margaret P. Causby Senior Vice President/Risk Management Old Point Financial Corporation	$136,000
Laurie D. Grabow Chief Financial Officer & Senior Vice President/Finance Old Point Financial Corporation	$120,000